EXHIBIT 99.1

newsrelease

Media contact:	Investor contact:
Mike Jacobsen	John Kristoff
+1 330 490 3796	+1 330 490 5900
jacobsm1@diebold.com	kristoj@diebold.com

FOR IMMEDIATE RELEASE:
July 5, 2005

W.R. TIMKEN JR. RETIRES FROM DIEBOLD BOARD OF DIRECTORS

     NORTH CANTON, Ohio – Diebold, Incorporated (NYSE: DBD) today announced that W.R. “Tim” Timken Jr., non-executive Chairman of the Board for The Timken Company, has retired from Diebold’s Board of Directors effective June 30, 2005.

     Timken has been a member of Diebold’s board of directors since 1986. While on the board, Timken held various committee responsibilities, most recently serving as member of the compensation committee and chair of the board governance committee. The Timken Company is based in Canton, Ohio, and manufactures highly engineered bearings and alloy steel, and provides related products and services.

     “On behalf of the entire board of directors, I’d like to personally thank Tim for his many years of thoughtful service and contributions to our company,” said Walden W. O’Dell, Diebold chairman and chief executive officer. “We all wish him the very best in his future endeavors.”

     Diebold, Incorporated is a global leader in providing integrated security, services and self-service delivery systems. Diebold employs more than 14,000 associates with representation in more than 90 countries worldwide, and is headquartered in North Canton, Ohio, USA. Diebold reported revenue of $2.4 billion in 2004 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.

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